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                                                     NORRIS COMMUNICATIONS CORP.
                                                                 EXHIBIT 10.18.1

                             RELEASE AND TERMINATION
                                       OF
                             RIGHT OF FIRST REFUSAL

         THIS RELEASE AND TERMINATION OF RIGHT OF FIRST REFUSAL (the "Release") is made by and between AUERBACH, POLLAK & RICHARDSON, INC., a Delaware corporation ("Auerbach") and NORRIS COMMUNICATIONS CORP., a Yukon corporation ("Norris").

         A. Auerbach and Norris have entered into that certain Letter Agreement dated August 21, 1995 (the "Agreement"), a copy of which is attached hereto as Exhibit A.

         B. Norris has granted Auerbach a Right of First Refusal (the "Right of First Refusal") pursuant to Section 4 of the Agreement.

         C. The parties hereto desire to release each other from their respective obligations under the above-referenced section of the Agreement and to terminate the Right of First Refusal.

         NOW, THEREFORE, in consideration of the terms of this Release and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows;

         1. Termination of Right of First Refusal. The parties do hereby acknowledge that upon the execution hereof, the rights, duties and obligations of each of the parties under Section 4 of the Agreement shall cease, and the Right of First Refusal contained therein shall terminate. Auerbach expressly acknowledges that by executing this Release, it is foregoing any right which it may have as a result of the Right of First Refusal to receive (i) sales commissions, (ii) reimbursement for selling expenses, (iii) warrants for the purchase of Norris common stock and/or (iv) finder's fees.

                  Notwithstanding the foregoing, Norris shall reduce the exercise price of Auerbach's existing warrants to $1.25 per share by immediately issuing a revised warrant for 128,067 warrants carrying standard anti-dilution rights relating to price and percentage, with Auerbach's existing warrants being returned to Norris for cancellation.

         2. Mutual Release. Each party hereby releases the other party from and against any and all claims, demands, duties, damages, expenses, debts, causes of action and remedies therefor, choices in action, rights of indemnity or liability of any kind or nature whatsoever, whether known or unknown (collectively, "Claims"), by reason of, arising out of or based upon Section 4 of the Agreement and of the Right of First Refusal.

         3. Waiver of Unknown Claims. Each party hereby expressly acknowledges that it understands the meaning of significance of Section 1542 of the California Civil Code, and having such understanding, hereby waives any and all rights it may have under Section 1542 which provides:

"A general release does not extend to claims which the creditor does not know or expect to enter in his favor at the time of executing the release, which if known by him must have materially affected the settlement of the debtor."

         4. Indemnification. Norris hereby agrees to indemnify and hold harmless Auerbach, its affiliated companies, and each of Auerbach's and such affiliated companies respective officers, directors, agents, employees and controlling persons (collectively, the "Indemnified Parties") to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including reasonable fees and disbursements of counsel), actions (including shareholder derivative actions), proceedings or investigations (whether formal or informal), or threats thereof (collectively, "Damages"), based upon, relating to or arising out of the equity financing conducted by Norris pursuant to the terms of the Agreement (the "Financing") or any other similar debt or equity financing conducted, or to be conducted, by Norris subsequent to the Financing, other than Damages attributable to the negligence, bad faith or willful misconduct of any Indemnified Party.

         5. Advice of Counsel. Each party acknowledges and represents to the other that it has had the advice of counsel of its own choosing in connection with the negotiation and execution of this Release.

         6. Binding Effect. The provisions of this Release shall inure to the benefit and shall be binding upon the parties, and their respective successors and assigns.

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         7. Counterparts. This Release may be executed simultaneously in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         8. Entire Agreement. This Release shall constitute the entire agreement between the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings between them including, without limitation, the Agreement, with respect to such matters.

         9. Governing Law. This Release shall be construed and interpreted according to the laws of the State of Delaware.

EXECUTED as of this 13th day of May, 1996.

Auerbach, Pollak & Richardson, Inc. a Delaware corporation

By: /s/ HUGH REGAN
    -----------------------
        Hugh Regan
        President and Chief Executive Officer


Norris Communications, Inc. a Yukon corporation

By: /s/ ROBERT PUTNAM
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        Robert Putnam
        Corporate Secretary

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